As filed with the Securities and Exchange Commission on May 1, 2023.
Registration No. 333-269115

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Kenvue Inc.
(Exact name of registrant as specified in its charter)

Delaware	2844	88-1032011
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
199 Grandview Road
Skillman, NJ 08558
(908) 874-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thibaut Mongon
Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
(908) 874-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael E. Mariani Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000	John B. Meade Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-269115) of Kenvue Inc. is being filed for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 5. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. This Amendment No. 5 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee, the FINRA filing fee and the exchange listing fee.

	Payable by the registrant
SEC registration fee	$440,728
FINRA filing fee	$225,500
Exchange listing fee	$295,000
Printing and engraving expenses	$500,000
Legal fees and expenses	$5,000,000
Accounting fees and expenses	$5,000,000
Transfer agent and registrar fees and expenses	$5,000
Miscellaneous fees and expenses	$500,000
Total	$11,966,228	(1)
___________________
(1)These estimated expenses are expected to be paid by Johnson & Johnson.
Item 14. Indemnification of Directors and Officers.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation and our amended and restated bylaws will provide for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. Our amended and restated certificate of incorporation will provide for such limitation of liability.
We will maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to payments which may be made by us to our directors and officers pursuant to the above indemnification provision or otherwise as a matter of law. Our amended and restated bylaws will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL against liabilities that may arise by reason of their service to us and that we must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking by or on behalf of an indemnified person to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The underwriting agreement, the form of which will be filed as an exhibit to this registration statement, will provide for indemnification of our directors and officers by the underwriters against certain liabilities. These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 15. Recent Sales of Unregistered Securities.
In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:
•On February 23, 2022, the date of our incorporation, we issued 10 shares of our common stock to Johnson & Johnson pursuant to the exemption from registration in Section 4(a)(2) of the Securities Act because the offer and issuance of the shares did not involve a public offering.
•On March 22, 2023, we issued $7,750,000,000 in aggregate principal amount of senior unsecured notes, comprised of $750,000,000 aggregate principal amount of our 5.500% Senior Notes due 2025, $750,000,000 aggregate principal amount of our 5.350% Senior Notes due 2026, $1,000,000,000 aggregate principal amount of our 5.050% Senior Notes due 2028, $1,000,000,000 aggregate principal amount of our 5.000% Senior Notes due 2030, $1,250,000,000 aggregate principal amount of our 4.900% Senior Notes due 2033, $750,000,000 aggregate principal amount of our 5.100% Senior Notes due 2043, $1,500,000,000 aggregate principal amount of our 5.050% Senior Notes due 2053 and $750,000,000 aggregate principal amount of our 5.200% Senior Notes due 2063 (collectively, the “notes”) to J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., BofA Securities, Inc., Deutsche Bank Securities Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc., NatWest Markets Securities Inc., RBC Capital Markets, LLC, Standard Chartered Bank, BBVA Securities Inc., ING Financial Markets LLC, Intesa Sanpaolo S.p.A., Santander US Capital Markets LLC, UBS Securities LLC, UniCredit Capital Markets LLC, Academy Securities, Inc., Independence Point Securities LLC, Samuel A. Ramirez & Company, Inc., R. Seelaus & Co., LLC and Siebert Williams Shank & Co., LLC, as initial purchasers (the “Initial Purchasers”), in reliance on Section 4(a)(2) of the Securities Act. The notes were resold by the Initial Purchasers in the United States only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. The net proceeds to us from this offering was approximately $7.69 billion after deductions of discounts and commissions payable of $65 million.
We will issue additional shares of our common stock to Johnson & Johnson in connection with the Separation, which will be made pursuant to the exemption from registration in Section 4(a)(2) of the Securities Act because the offer and issuance of the shares will not involve a public offering.
Item 16. Exhibits and Financial Statement Schedules.
(a)Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this registration statement is incorporated by reference herein.
(b)Financial Statement Schedules: Schedules are omitted because they are not required or because the information is provided elsewhere in the financial statements included in this registration statement.
Item 17. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement *

3.1	Form of Amended and Restated Certificate of Incorporation of Kenvue Inc. *

3.2	Form of Amended and Restated Bylaws of Kenvue Inc. *

4.1	Indenture, dated as of March 22, 2023, by and between Kenvue Inc., as issuer, and Deutsche Bank Trust Company Americas, as trustee *

4.2	Supplemental Indenture, dated as of March 22, 2023, by and between Kenvue Inc., as issuer, and Deutsche Bank Trust Company Americas, as trustee *

4.3
Registration Rights Agreement, dated as of March 22, 2023, by and among Kenvue Inc., as issuer, and J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as representatives of the several initial purchasers *

5.1	Opinion of Cravath, Swaine & Moore LLP

10.1	Form of Separation Agreement, by and between Johnson & Johnson and Kenvue Inc. # *

10.2	Form of Tax Matters Agreement, by and between Johnson & Johnson and Kenvue Inc. # *

10.3	Form of Employee Matters Agreement, by and between Johnson & Johnson and Kenvue Inc. *

10.4	Form of Intellectual Property Agreement, by and between Johnson & Johnson and Kenvue Inc. # *

10.5	Form of Trademark Phase-Out License Agreement, by and between Johnson & Johnson and Johnson & Johnson Consumer Inc. # *

10.6	Form of Transition Services Agreement, by and between Johnson & Johnson and Kenvue Inc. # *

10.7	Form of Transition Manufacturing Agreement, by and between Johnson & Johnson and Kenvue Inc. # *

10.8	Form of Registration Rights Agreement, by and between Johnson & Johnson and Kenvue Inc. *

10.9	Form of Equity Incentive Plan † *

10.10	The Kenvue Excess Savings Plan, effective January 1, 2023 † *

10.11	Form of Kenvue Inc. Deferred Fee Plan for Directors † *

10.12	Form of Additional Incentive Agreement # † *

10.13	Employment Agreement, dated as of June 22, 2022, by and between Cilag GmbH International and Carlton Lawson † *

10.14	Consulting Agreement, dated as of October 1, 2022, by and between Johnson & Johnson and Larry Merlo *

10.15
Credit Agreement, dated as of March 6, 2023, by and among Kenvue Inc., Johnson & Johnson, Eligible Subsidiaries Party and Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Goldman Sachs Bank USA, as Syndication Agent # *

21.1	Subsidiaries of Kenvue Inc. *

23.1	Consent of PricewaterhouseCoopers LLP *

23.2	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to the initial filing of the registration statement) *

99.1	Consent of Larry Merlo, Director Nominee *

99.2	Consent of Richard E. Allison, Jr., Director Nominee *

99.3	Consent of Peter M. Fasolo, Director Nominee *

99.4	Consent of Tamara S. Franklin, Director Nominee *

99.5	Consent of Seemantini Godbole, Director Nominee *

99.6	Consent of Melanie L. Healey, Director Nominee *

99.7	Consent of Betsy D. Holden, Director Nominee *

99.8	Consent of Vasant Prabhu, Director Nominee *

99.9	Consent of Michael E. Sneed, Director Nominee *

99.10	Consent of Joseph J. Wolk, Director Nominee *

107	Filing Fee Table
_________________
*Previously filed
†Indicates management contract or compensatory plan.
#       Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon its request.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Skillman, State of New Jersey, on May 1, 2023.

Kenvue Inc.

By:	/s/ Thibaut Mongon
Name:	Thibaut Mongon
Title:	Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Thibaut Mongon	Chief Executive Officer and Director	May 1, 2023
	Thibaut Mongon	(Principal Executive Officer)

By:	/s/ Paul Ruh	Chief Financial Officer	May 1, 2023
	Paul Ruh	(Principal Financial Officer)

By:	/s/ Heather Howlett	Chief Accounting Officer	May 1, 2023
	Heather Howlett	(Principal Accounting Officer)